Exhibit 99.1

Contact: L-3

  Corporate Communications

  212-697-1111

For Immediate Release

L-3 Signs Definitive Agreement to Sell Its National Security Solutions Business to

CACI International Inc

NEW YORK, December 8, 2015 – L-3 Communications (NYSE:LLL) announced today that it has entered into a definitive agreement under which it will sell its National Security Solutions (NSS) business to CACI International Inc for $550 million in cash.

“L-3 is in the midst of a business transformation aimed at reshaping our portfolio, strengthening our focus on markets where we have leading positions, and improving our top-line growth and margin profile,” said Michael T. Strianese, L-3’s chairman and chief executive officer. “The sale of L-3 NSS to CACI aligns directly with this commitment and further sharpens our focus on our higher-returning defense electronics, communications and ISR businesses. The proceeds from the sale will provide L-3 with additional flexibility to continue focusing on a disciplined and balanced capital allocation strategy to drive shareholder value and enhance the market-leading products and systems we provide to our customers.”

Mr. Strianese added, “We also continue to evaluate our portfolio for additional actions that will enable us to improve L-3’s business profile and provide us with the best opportunity to improve the organic sales growth and margin outlook of our business.”

The transaction is anticipated to be completed in the first quarter of 2016, subject to customary closing conditions and regulatory approvals. The NSS results of operations are expected to be reported as discontinued operations beginning in the fourth quarter of 2015.

L-3 National Security Solutions (NSS) provides enterprise and mission information technology services, intelligence operations support and operational infrastructure support.

Deutsche Bank Securities Inc. served as financial advisor to L-3 in connection with the transaction. Simpson Thacher & Bartlett LLP served as legal advisor to L-3.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems. The company expects 2015 sales of $10.4 billion, excluding NSS.

L-3 Signs Definitive Agreement to Sell Its National Security Solutions Business	Page 2

To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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